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                                                                      Exhibit 11

                        CONSENT OF INDEPENDENT AUDITORS

We consent i) to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information incorporated by reference in Post-Effective Amendment No. 10 to the Registration Statement (Form N-1A No. 33-57684) of Pacific Capital Funds; ii) to the use of our report dated September 12, 1997 appearing in the Statement of Additional Information incorporated by reference in the Registration Statement; and, iii) to the references to our firm under the captions "Financial Highlights" and "Other Service Arrangements" in each of the Class A and Class B Prospectuses and in the Class Y Prospectus incorporated by reference in the Registration Statement.

Ernst & Young LLP
Columbus, Ohio
September 29, 1997